Investor Solutions This presentation may not be altered except by Credit Suisse. Past performance is no guarantee or indicator of future results. Please see “Selected Risk Considerations” for important disclosures regarding the data and information contained and the views and opinions expressed in this material. The Evolution of Alternative Beta: Using Index-Based Investment Strategies October 31, 2013 Filed pursuant to Rule 433 Registration Statement No. 333-180300-03 October 31, 2013

October 31, 2013 Uncertainty in the Current Environment 2 „X Recent outflows from bond mutual funds „X Less inflows into equity funds over the last few months „X Investors are looking for alternatives to diversify risk and generate returns „X However, non-traditional investment strategies have previously been difficult to access Monthly Mutual Fund Flows 1/31/2007 ¡V 8/31/2013 -80,000 -60,000 -40,000 -20,000 0 20,000 40,000 60,000 1/1/2007 5/1/2007 9/1/2007 1/1/2008 5/1/2008 9/1/2008 1/1/2009 5/1/2009 9/1/2009 1/1/2010 5/1/2010 9/1/2010 1/1/2011 5/1/2011 9/1/2011 1/1/2012 5/1/2012 9/1/2012 1/1/2013 5/1/2013 USD Millions Equity Mutual Funds Bond Mutual Funds Source: Investment Company Institute.

October 31, 2013 Index-Based Alternatives: A Potential Solution „X Index-based alternatives seek to deliver non-traditional risk/return characteristics using liquid and often exchange traded instruments „X One type is a mechanical strategy ¡V systematic trading strategy . Designed to access a specific market risk . For example: ¡E Merger Arbitrage: Buy the target company, short the acquiring company ¡E Managed Futures: Buy when short term moving averages exceed long term, sell when long term moving averages exceed short term ¡E Because mechanical strategies are systematic, they can be used to define an index methodology 3

October 31, 2013 „X Seeks to profit by investing in merger deals „X Gains realized when deals are completed „X Losses incurred when deals break „X Deals tend to be isolated from market movement post-announcement Buy the target Short the acquirer Case Study: Merger Arbitrage Strategy 4 Cash Stock New deal announced 1 Apply liquidity / arbitrage constraints 2 What type of deal? 3 Hold until completion/termination ¡V gains realized or lost 5 Buy the target 4 4

October 31, 2013 Index enters position March 1, 2010 Case Study: Merger Arbitrage Stock Deal Schlumberger’s acquisition of Smith International 5 Source: Bloomberg and Credit Suisse $0.0 $0.5 $1.0 $1.5 $2.0 $2.5 Deal Spread Merger arbitrage seeks to capture the spread, in this case reflecting a potential 3.80% return or 7.90% annualized return $30 $35 $40 $45 $50 $55 Fair Value Stock Prices Buy 1 share of Smith International for $41.22 Short 0.6966 shares of Schlumberger for $61.42 for a fair value of $42.79 Deal announced February 22, 2010 Deal completed August 27, 2010 Deal Terms Payment Type: Stock Deal Type: Company Takeover Percent Owned: 0% Percent Sought: 100% Nature of Bid: Friendly Currency: USD Announced Value: 12,342M Stock Terms (per share): 0.6966

October 31, 2013 Credit Suisse Merger Arbitrage Liquid Index (Net) Live Performance 6 1The above graph and chart set forth the historical performance and return statistics of the Index from June 30, 2010 through September 30, 2013. The index rules were revised on September 1, 2010 and therefore, the index performance and index levels prior to such date do not reflect the modification of the index rules that took place on that date. Past performance is not a guarantee or indicator of future results. Credit Suisse Merger Arbitrage Liquid Index (Net) includes 0.50% p.a. of index calculation fees. The above graph includes this index calculation fee but does not reflect any fees associated with any investment product. Sources: Credit Suisse Asset Management LLC, Bloomberg. All data was obtained from publicly available information, internally developed data and other third party sources believed to be reliable. Credit Suisse has not sought to independently verify information obtained from public and third party sources and makes no representations or warranties as to accuracy, completeness or reliability of such information. Cumulative Performance Based on actual performance from Jun 2010 - Sep 2013 0% 2% 4% 6% 8% 10% 12% Jun-10 Sep-10 Dec-10 Mar-11 Jun-11 Sep-11 Dec-11 Mar-12 Jun-12 Sep-12 Dec-12 Mar-13 Jun-13 Sep-13 Credit Suisse Merger Arbitrage Liquid Index (Net) Credit Suisse Risk Arbitrage Hedge Fund Index The Index is designed to provide exposure to a merger arbitrage investment strategy as represented by long and short positions in announced deals within the United States, Canada and Western Europe. Credit Suisse Merger Arbitrage Liquid Index (Net ) Credit Suisse Risk Arbitrage Hedge Fund Index Annualized Return 3.01% 3.30% 1 Month 1.01% 0.81% 1 Year rolling 7.11% 5.65% YTD 6.60% 3.79% Annualized Volatility 4.03% 3.28% Sharpe Ratio 0.73 0.99 Corr. to S&P 500 Index 0.66 Corr. to Barclays US Aggregate Bond Index -0.17 Corr. to CS Risk Arbitrage Hedge Fund Index 0.69 Based on actual performance from Jun 2010 - Aug 2013 Return Statistics1

October 31, 2013 Factor-Based Alternatives „X Another type of index-based alternative is a factor-based strategy . Seeks to track a hedge fund index by identifying market exposures and other dynamic factors that drive average performance „X A factor is a fundamental risk exposure „X The aim of factor-based alternatives is to identify when and how much to allocate to individual factors 7 Complex Currency carry Simple Large cap equities Mechanical strategies Merger arbitrage

October 31, 2013 How to Identify Appropriate Factors Example: Credit Suisse Long/Short Liquid Index (Net) (the ¡§Index¡¨) 8 „X The Index seeks to correlate to the historical performance of the Credit Suisse Long/Short Equity Hedge Fund Index (the ¡§Target Index¡¨) „X Many of the factors are traditional equity betas ¡X S&P 500: Represents Large Cap US Equities ¡X MSCI EM: Represents Emerging Market Equities „X Also need non-traditional factors or ¡§alternative betas¡¨ „X For example, momentum: ¡X Use Russell 1000 components ¡X Buy the 200 with the best 12 month performance (high price momentum) ¡X Short the 200 with the worst 12 month performance (low price momentum) ¡X Rebalance monthly „X Using both traditional and non-traditional factors seeks to achieve higher correlation to the Target Index

October 31, 2013 How Do We Identify Factor Exposures? Use historical returns of the Target Index Determine core factors driving Target Index performance „X Common positions are the main drivers of Target Index performance „X Core investment themes do not change rapidly Source: Credit Suisse. 9

October 31, 2013 Credit Suisse Long/Short Liquid Index (Net) Live Performance 10 The above graph and chart set forth the historical performance and return statistics of the Index from October 31, 2009 through September 30, 2013. The historical data for the Index does not account for the postponement of rebalancing dates due to market disruption events. Past performance is not a guarantee or indicator of future results. The Index includes 0.50% p.a. of index calculation fees. The above graph includes this index calculation fee but does not reflect any fees associated with any investment product. Sources: Credit Suisse Asset Management LLC, Bloomberg. All data was obtained from publicly available information, internally developed data and other third party sources believed to be reliable. Credit Suisse has not sought to independently verify information obtained from public and third party sources and makes no representations or warranties as to accuracy, completeness or reliability of such information. Credit Suisse Long/Short Liquid Index (Net ) Credit Suisse Long/Short Equity Hedge Fund Index Annualized Return 4.31% 6.03% 1 Month 1.22% 2.64% 1 Year rolling 3.30% 13.07% YTD 4.43% 10.74% Annualized Volatility 7.84% 7.83% Sharpe Rat io 0.54 0.76 Corr. to S&P 500 Index 0.88 Corr. to Barclays US Aggregate Bond Index -0.21 Corr. to CS Long/Short Equity Hedge Fund Index 0.87 Based on actual performance from Oct 2009 - Sep 2013 Return Statistics The Index seeks to correlate to the historical performance of the Credit Suisse Long/Short Equity Hedge Fund Index and is designed to provide exposure to a long/short equity strategy as represented by long and short positions in various market measures. Cumulative Performance Based on actual performance from Oct 2009 - Sep 2013 -5% 0% 5% 10% 15% 20% 25% 30% Oct-09 Apr-10 Oct-10 Apr-11 Oct-11 Apr-12 Oct-12 Apr-13 Credit Suisse Long/Short Liquid Index (Net) Credit Suisse Long/Short Equity Hedge Fund Index

October 31, 2013 Investor Applications of Liquid Alternative Beta (¡§LAB¡¨) Indices 11 Investors have used LAB Index-Linked Products to: „X Seek to improve liquidity and manage exposure / risk „X Expedite allocation to alternatives „X Diversify exposure

October 31, 2013 ETN Platform and Summary 12

October 31, 2013 Our Platform 13 Ticker Name Underlying Index Underlying Exposure1 Annual Investor Fee2 Inception Date Primary Exchange CSLS Long/Short Equity Index ETN Credit Suisse Long/Short Liquid Index (Net) 3 Equity 0.45% February 19, 2010 NYSE Arca MLPN MLP Index ETN Cushing® 30 MLP Index Equity 0.85% April 13, 2010 NYSE Arca CSMA Merger Arbitrage Index ETN Credit Suisse Merger Arbitrage Liquid Index (Net) 3 Equity 0.55% October 1, 2010 NYSE Arca CSMB Leveraged Merger Arbitrage Index ETN Credit Suisse Merger Arbitrage Liquid Index (Net) 3 (Leveraged basis) Equity 0.55% March 7, 2011 NYSE Arca CSMN Market Neutral Equity ETN HS Market Neutral Index Powered by HOLTTM Equity 1.05% September 20, 2011 NYSE Arca GLDI Gold Shares Covered Call Index ETN Credit Suisse NASDAQ Gold FLOWSTM 103 Index Commodities 0.65% January 28, 2013 NASDAQ SLVO Silver Shares Covered Call Index ETN Credit Suisse NASDAQ Silver FLOWSTM 106 Index Commodities 0.65% April 16, 2013 NASDAQ CSCB Commodity Benchmark ETN Credit Suisse Commodity Benchmark Index TR Commodities 0.65% June 11, 2013 NYSE Arca CSCR Commodity Rotation ETN Credit Suisse Backwardation Index TR Commodities 0.85% June 11, 2013 NYSE Arca 1 Neither the ETNs nor the underlying indices provide holders of the ETNs with any rights to the underlying index components. 2 Does not include any fees or charges in connection with redemption at the option of the holder, leverage charge or borrow cost charges, as applicable. Please see the applicable pricing supplement for disclosure of fees relating to the particular ETNs. 3The underlying index includes a 0.50% p.a. index calculation fee. See “Selected Risk Considerations” on the following pages.

October 31, 2013 Credit Suisse Merger Arbitrage Index ETN ETN Ticker CSMA Indicative Value Ticker CSMA.IV Bloomberg Index Ticker CSLABMN CUSIP 22542D845 Primary Exchange1 NYSE Arca ETN Annual Investor Fee* 0.55% Index Fee 0.50% ETN Inception Date Oct 1, 2010 Underlying Index Credit Suisse Merger Arbitrage Liquid Index (Net) Credit Suisse Long/Short Equity ETN ETN Ticker CSLS Indicative Value Ticker CSLS.IV Bloomberg Index Ticker CSLABLN CUSIP 22542D878 Primary Exchange1 NYSE Arca ETN Annual Investor Fee* 0.45% Index Fee 0.50% ETN Inception Date Feb 19, 2010 Underlying Index Credit Suisse Long/Short Liquid Index (Net) * Because of daily compounding, the annualized investor fee may exceed the percentages set forth above. 1 Credit Suisse has no obligation to maintain any listing on the NYSE Arca or any other exchange or to issue any additional ETNs and Credit Suisse may delist the ETNs at any time Credit Suisse Leveraged Merger Arbitrage Index ETN ETN Ticker CSMB Indicative Value Ticker CSMB.IV Bloomberg Index Ticker CSLABMN CUSIP 22542D753 Primary Exchange1 NYSE Arca ETN Annual Investor Fee* 0.55% Index Fee 0.50% ETN Inception Date Mar 11, 2011 Underlying Index Credit Suisse Merger Arbitrage Liquid Index (Net) The ETNs offer scalable and transparent access to rules- based indices in the convenience of NYSE Arca-listed securities 14

October 31, 2013 Vehicle Exposure Potential Benefits Challenges* Hedge Funds Stocks, bonds, derivatives, etc. „Ï Potential Manager Skill „Ï Potential alpha ¡E Fees ¡E Lack of transparency ¡E Not accessible to all investors Fund of Funds Hedge Funds „Ï Manager diversification „Ï Professional management of hedge fund exposures ¡E Fees ¡E Limited redemption opportunities Mutual Funds Stocks, bonds, derivatives, etc. „Ï Access professional investment management „Ï Generally offer daily liquidity and price transparency ¡E Strategy risk ¡E Style drift Exchange Traded Funds Stocks, bonds, derivatives, etc. „Ï Exchange traded „Ï Intraday liquidity and price transparency „Ï Generally lower cost versus active mutual funds ¡E Strategy risk ¡E Tracking error Exchange Traded Notes Index „Ï Exchange traded „Ï Potential intraday liquidity and price transparency „Ï Generally lower cost versus active mutual funds ¡E Strategy risk ¡E Credit Risk * The ¡§Challenges¡¨ described herein are not intended as a complete description of all the investment considerations associated with these investment vehicles. Potential investors shall consult their accounting, tax, legal and regulatory advisors regarding such matters as they may apply to their particular circumstances. Various ways to invest in Merger Arbitrage and Long/Short Equity Strategies 15

October 31, 2013 T-1: Redemption Notice Holder causes broker to deliver a Redemption Notice to Credit Suisse a) Redemption Notice by the applicable deadline b) In blocks of required size c) Redemption Notice is as provided in the prospectus T: Early Redemption Value Date The Early Redemption Amount is Determined a) Early Redemption Amount: Closing Indicative Value of ETN minus Early Redemption Charge b) Early Redemption Charge: $0.03 per ETN c) Subject to Market Disruption Events (which will postpone the valuation of a disrupted component and the determination of the Early Redemption Amount). T+3: Early Redemption Date ETNs delivered in exchange for Early Redemption Amount* a) Holder causes custodian to deliver the trade as booked for settlement via DTC b) If determination of Early Redemption Amount is postponed due to market disruption, the Early Redemption Date will be postponed by a corresponding amount. *Any payment on the ETNs is subject to Credit Suisse’s ability to pay its obligations as they become due. CSMA, CSMB and CSLS ETN Redemption Process 16

October 31, 2013 Strategy Risk While the Credit Suisse Long/Short Liquid Index (Net) (The “Long/Short Index”) aims to replicate the performance of the Credit Suisse Long/Short Equity Hedge Fund Index (“Target Index”) by tracking the performance of non-hedge fund, transparent market measures, the Target Index tracks a variety of investments many of which are not transparent. The performance of the Long/Short Index may not correlate with the performance of the Target Index and there is no assurance that the strategy on which the Long/Short Index is based will be successful. The performance of the Credit Suisse Merger Arbitrage Liquid Index (Net) (the “Merger Arbitrage Index”) may not be entirely representative of the performance of the merger arbitrage strategy and there is no assurance that the strategy on which the Merger Arbitrage Index is based will be successful. The ETNs do not have a minimum redemption or repurchase amount and you may lose all or a significant portion of your investment in the ETNs – The ETNs do not have a minimum payment at maturity or daily repurchase value and are fully exposed to any decline in the indices (and in the case of CSMB, on a leveraged basis). Furthermore, the return at maturity or upon repurchase will be reduced by the fees and charges associated with the ETNs. Therefore, the level of the relevant index must increase by an amount sufficient to offset the applicable fees and charges. No interest payments – You will not receive any periodic interest payments on the ETNs. The ETNs are subject to the credit risk of Credit Suisse – Although the return on the ETNs will be based on the performance of the indices, the payment of any amount due on the ETNs, including any payment at maturity, upon early redemption or acceleration, is subject to the credit risk of Credit Suisse. Investors are dependent on Credit Suisse’s ability to pay all amounts due on the ETNs, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the ETNs prior to maturity. Your payment at maturity, upon early redemption or acceleration will be reduced by the fees and charges associated with the ETNs and the underlying index. The ETNs are listed on NYSE Arca – We have listed the ETNs on NYSE Arca under the symbols “CSLS” (ETNs linked to the Long/Short Index), “CSMA” (ETNs linked to the Merger Arbitrage Index) and “CSMB” (ETNs linked to the Merger Arbitrage Index on a leveraged basis). We expect that investors will purchase and sell the ETNs primarily in this secondary market. We have no obligation to maintain these listings on NYSE Arca or any listing on any other exchange or to issue any additional ETNs, and may delist the ETNs at any time. Selected risk considerations: Risks related to the ETNs (1 of 2) 17

October 31, 2013 The indicative value is not the same as the closing price or any other trading price of the ETNs in the secondary market – The trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists. The trading price of the ETNs at any time may vary significantly from the indicative value of such ETNs at such time. Before trading in the secondary market, you should compare the indicative value with the then-prevailing trading price of the ETNs. We have the right to accelerate the ETNs in whole or in part at any time – We have the right to accelerate the ETNs in whole or in part at any time. The amount you may receive upon an acceleration by Credit Suisse may be less than the amount you would receive on your investment at maturity or if you had elected to have us repurchase your ETNs at a time of your choosing. Investment and tax risk – The information contained in this presentation does not provide personal investment or tax advice. Potential investors should consult their accounting, tax, legal and regulatory advisors regarding such matters as they may apply to your particular circumstances. The market value of the ETNs may be influenced by many unpredictable factors. An investment in the ETNs involves significant risks – An investment in the ETNs involves significant risks. The selected investment considerations herein are not intended as a complete description of all risks associated with the ETNs. For further information regarding risks, please see the section entitled “Risk Factors” in the applicable pricing supplement. Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of ETNs to which this communication relates. Before you invest, you should read the applicable pricing supplement, the Prospectus Supplement dated March 23, 2012, and Prospectus dated March 23, 2012, to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037. Selected risk considerations: Risks related to the ETNs (2 of 2) 18

October 31, 2013 Executive Summary 19 Takeaways: „X Index-based alternative strategies offer possible portfolio diversification opportunities „X Index-based alternatives can be utilized as equity-replacements within a traditional core equity allocation „X Considerations in using ETNs include credit and strategy risk „X Benefits of ETNs include: . Potential intraday liquidity . Transparency . Generally lower cost vs. mutual funds

October 31, 2013 20 Q & A For more information about the ETNs, please see www.credit-suisse.com/etn or call 212-538-7333

October 31, 2013 21